Exhibit 99.2

           PERMA-FIX REPORTS 5TH CONSECUTIVE QUARTER OF PROFITABILITY;
               GROSS MARGIN INCREASES OVER 500 BASIS POINTS TO 35%

    ATLANTA, Aug. 1 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI; Germany: PES.BE) today announced financial results for the second quarter and six months ended June 30, 2006.

    Highlights for the second quarter include (year-over-year):

    *   Gross profit increased 10.9% to $8.2 million
    *   Gross margin increased 542 basis points to 34.7%
    *   Net income increased 44.3% to $1.8 million

    Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "Our ongoing initiatives to improve profitability over the past year have had a positive impact, as illustrated by the continued margin improvement and our fifth consecutive quarter of profitability. Although our Nuclear segment declined slightly, reflecting an unusually strong second quarter in 2005 and our efforts to receive shipments more evenly throughout 2006, we anticipate this segment will continue its annual growth during the remainder of 2006, while generating strong cash flow. At the same time, we are moving away from lower margin waste streams within our Industrial segment, which is having a favorable impact on our profitability. During the second quarter, SG&A was unusually high, due to an adjustment to accruals for environmental liabilities and other items, which were offset by a gain from discontinued operations resulting from an adjustment to the environmental reserve for the closed facility in Detroit. Nevertheless, I am pleased to report we posted strong increases in net income available to common shareholders."

    Dr. Centofanti continued, "Going forward, we will be rolling out new treatment capabilities in our Nuclear segment, as well as treating higher-level and classified radioactive mixed wastes, which we believe will have a positive impact on our revenue and gross margins during the balance of 2006. Although our Industrial segment revenue may remain relatively flat for the balance of 2006, as we replace unprofitable contracts, we expect our Industrial segment will continue to improve during the balance of 2006. Longer-term, we believe the new sales initiatives we are currently implementing to focus on higher margin oily water and fuel recycling waste streams should also have a positive impact on our Industrial segment."

    Financial Results

    Revenues for the second quarter of 2006 were $23.5 million versus $25.1 million for the same period last year. Revenue for the Nuclear segment was $13.1 million versus $13.8 million for the second quarter of 2005, reflecting a change in revenue mix. Revenue for the Industrial segment was $9.5 million versus $10.6 million in the same period last year, reflecting the Company's efforts to replace lower margin contracts.

    Income from operations for the second quarter was $1.4 million versus $2.0 million for the same period last year. Income from operations for the second quarter of 2006 included approximately $1.0 million of increases for environmental liabilities and other items.

    Net income applicable to common stock for the second quarter of 2006 was $1.8 million, or $0.04 per share, versus $1.2 million or $0.03 per share, for the same period last year. Net income applicable to common stock for the 2006 fiscal second quarter included an increase from discontinued operations of $1.0 million due to a reevaluation of the costs to close the facility in Detroit, which was partially offset by expenses incurred at the Company's discontinued operations in Detroit and Pittsburgh.

    Revenues for the six months ended June 30, 2006, were $44.6 million versus $46.6 million for the same period last year. Revenue for the Nuclear segment was $25.3 million versus $24.7 million for the six months ended June 30, 2005. Revenue for the Industrial segment was $17.7 million versus $20.4 million for the same period last year.

    Income from operations for the six months ended June 30, 2006, remained constant at $2.9 million from the same period last year.

    Net income applicable to common stock for the six months ended June 30, 2006, was $2.5 million, or $0.05 per share, versus net income applicable to common stock of $1.1 million or $0.03 per share, for the same period last year. Net income applicable to common stock for the six months ended June 30, 2006, included a gain from discontinued operations of $1.0 million due to a reevaluation of the costs to close the facility in Detroit, which was partially offset by expenses incurred at the Company's discontinued operations in Detroit and Pittsburgh.

    The Company's EBITDA increased to $3.5 million during the quarter ended June 30, 2006, as compared to $3.0 million for the same period of 2005. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful because it helps improve the investors' ability to understand the Company's operating performance. The Company's management utilizes EBITDA as a means to measure performance. The Company's measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and six months ended June 30, 2006 and 2005.

                                         Quarter Ended June 30,        Six Months Ended June 30,
                                      ----------------------------    ----------------------------
(In thousands)                            2006            2005            2006            2005
-----------------------------------   ------------    ------------    ------------    ------------
Net Income, as reported               $      1,825    $      1,265    $      2,503    $      1,128

Adjustments:
  Depreciation & Amortization                1,220           1,176           2,414           2,363
  Interest Income                              (62)             (1)            (95)             (2)
  Interest Expense                             386             381             743             793
  Interest Expense - Financing Fees             48             110              97             221
  Income Tax Expense                           107              70             179             283

EBITDA                                $      3,524    $      3,001    $      5,841    $      4,786

    The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

                                               Quarter Ended June 30, 2006                    Quarter Ended June 30, 2005
                                      --------------------------------------------    ------------------------------------------
(In thousands)                         Industrial       Nuclear       Engineering      Industrial      Nuclear      Engineering
-----------------------------------   ------------    ------------    ------------    ------------   ------------   ------------
Net revenues                          $      9,474    $     13,106    $        934    $     10,638   $     13,807   $        699
Gross profit                                 2,219           5,714             219             970          6,242            142
Segment profit (loss)                       (1,118)          3,581              60            (942)         4,056             42

                                             Six Months Ended June 30, 2006                 Six Months Ended June 30, 2005
                                      --------------------------------------------    ------------------------------------------
(In thousands)                         Industrial       Nuclear       Engineering      Industrial      Nuclear      Engineering
-----------------------------------   ------------    ------------    ------------    ------------   ------------   ------------
Net revenues                          $     17,696    $     25,264    $      1,672    $     20,409   $     24,703   $      1,462
Gross profit                                 3,996          10,535             451           2,806          9,787            298
Segment profit (loss)                       (1,207)          6,321             151          (1,108)         5,900             73

    Warrants

    Year to date as of July 28, 2006, the Company received approximately $9.9 million from the exercise of warrants, which includes $5.9 million announced on July 11, 2006. The $9.9 million of proceeds reflects approximately 5.8 million shares of common stock at exercise prices between $1.44 and $1.75 per share. The warrants priced at $1.75 per share were issued as part of a private placement and a debt to equity exchange agreement both entered into by the Company and completed during July 2001. The company expects to use the proceeds from the warrants to pay down its revolving credit facility with PNC Bank and increase its cash reserves.

    About Perma-Fix Environmental Services

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

     This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the Nuclear segment's expectation to continue its annual growth during 2006 and will generate strong cash flow; rolling out new treatment capabilities in our Nuclear segment, as well as treating higher-level and classified radioactive mixed waste and the belief that it will have a positive impact on our revenue and gross margins during the balance of 2006; Industrial segment will continue to improve during the balance of 2006; new sales initiatives should also have a positive impact on our Industrial segment, and the proceeds from the warrants will be used to pay down its revolving credit facility with PNC Bank and increase its cash reserves. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government's option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that pending or future litigation or administrative proceeding (including, but not limited to, the pending proceedings brought by the U.S. Environmental Protection Agency against Perma-Fix of Dayton, Inc. ("PFD") and a citizens' suit against PFD) is resolved unfavorably to us; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2005 Form 10-K and the Forward-Looking Statements discussed in our Form 10-Q for the first quarter of 2006. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                           Three Months Ended               Six Months Ended
                                                June 30,                        June 30,
                                      ----------------------------    ----------------------------
(Amounts in Thousands, Except
 for Per Share Amounts)                   2006            2005            2006            2005
-----------------------------------   ------------    ------------    ------------    ------------
Net revenues                          $     23,514    $     25,144    $     44,632    $     46,574
Cost of goods sold                          15,362          17,790          29,650          33,683
Gross profit                                 8,152           7,354          14,982          12,891

Selling, general and
 administrative expenses                     6,792           5,677          12,033          10,342
Loss (gain) on disposal of
 property and equipment                         (2)           (337)              1            (337)
Income from operations                       1,362           2,014           2,948           2,886

Other income (expense):
Interest income                                 62               1              95               2
Interest expense                              (386)           (381)           (743)           (793)
Interest expense-financing fees                (48)           (110)            (97)           (221)
Other                                         (104)             (6)           (117)            (34)
Income from continuing operations
 before taxes                                  886           1,518           2,086           1,840
Income tax expense                             107              70             179             283

Income from continuing operations              779           1,448           1,907           1,557

Income (loss) from
 discontinued operations                     1,046            (183)            596            (429)
Net income                                   1,825           1,265           2,503           1,128

Preferred Stock dividends                        -              30               -              61
Net income applicable
 to Common Stock                      $      1,825    $      1,235    $      2,503    $      1,067

Net income per common
 share - basic
Continuing operations                 $        .02    $        .03    $        .04    $        .03
Discontinued operations                        .02               -             .01               -
Net income per common share           $        .04    $        .03    $        .05    $        .03

Net income per common
 share - diluted
Continuing operations                 $        .02    $        .03    $        .04    $        .03
Discontinued operations                        .02               -             .01               -
Net income per common share           $        .04    $        .03    $        .05    $        .03

Number of shares and potential
 common shares used in net
 income per common share:
  Basic                                     45,117          41,805          44,975          41,792
  Diluted                                   46,380          44,476          45,805          44,508

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        June 30,      December 31,
(Amounts in Thousands, Except for Share Amounts)          2006            2005
---------------------------------------------------   ------------    ------------
                                                      (Unaudited)
ASSETS
Current assets
  Cash                                                $        713    $         94
  Restricted cash                                               40             511
  Accounts receivable, net of allowance for
   doubtful accounts of $467 and $512                       14,695          16,609
  Unbilled receivables                                      15,554          11,948
  Prepaid expenses and other                                 2,743           3,656
    Current assets of discontinued operations,
     net of allowance for doubtful
     accounts of $0 and $90                                      -              60
      Total current assets                                  33,745          32,878

Net property and equipment                                  43,894          44,480
Net Property and equipment of
 discontinued operations                                       716             806
Permits                                                     13,255          13,188
Goodwill                                                     1,330           1,330
Finite Risk Sinking Fund                                     4,419           3,339
Other assets                                                 2,185           2,504
  Total assets                                        $     99,544    $     98,525

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $      5,703    $      6,053
  Accrued expenses and other                                15,755          17,603
  Current liabilities of discontinued operations               534             628
  Current portion of long-term debt                          2,497           2,678
    Total current liabilities                               24,489          26,962

  Other long-term liabilities                                9,985           9,279
  Long-term liabilities of discontinued operations           1,705           3,149
  Long-term debt, less current portion                      10,816          10,697
    Total long-term liabilities                             22,506          23,125
    Total liabilities                                       46,995          50,087

Commitments and Contingencies                                    -               -

Preferred Stock of subsidiary, $1.00 par
 value; 1,467,396 shares authorized, 1,284,730
 shares issued and outstanding, liquidation
 value $1.00 per share                                       1,285           1,285

Stockholders' equity:
  Common Stock, $.001 par value; 75,000,000
   shares authorized, 46,770,500 and 45,813,916
   shares issued, including 988,000 shares held
   as treasury stock, respectively                              47              46

  Additional paid-in capital                                83,787          82,180
  Accumulated deficit                                      (30,708)        (33,211)
                                                            53,126          49,015
  Less Common Stock in treasury at cost;
   988,000 shares                                           (1,862)         (1,862)

    Total stockholders' equity                              51,264          47,153
    Total liabilities and stockholders' equity        $     99,544    $     98,525

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             08/01/2006
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, Inc., +1-770-587-5155; or David K. Waldman - US Investor Relations, Crescendo Communications, LLC, +1-212-671-1020 x101; or Herbert Strauss - European Investor Relations, +43-316-296-316, herbert@eu-ir.com; or Stephanie Stern - Media, Stern & Co., +1-212-888-0044/
    /Web site:  http://www.perma-fix.com /